Exhibit 99


UNIVERSAL CORPORATION                                      NEWS
P.O. Box 25099                                             Phone:  (804)359-9311
Richmond, VA 23260                                         Fax:    (804)254-3584


Contact:                                                        Release:
KAREN M. L. WHELAN                                              IMMEDIATELY
(804)359-9311




              UNIVERSAL CORPORATION ANNOUNCES 7% DIVIDEND INCREASE

         RICHMOND,VA DECEMBER 3, 1998/PRNEWSWIRE/----

         The Board of Directors of Universal Corporation, at a meeting held today, declared a regular quarterly dividend of thirty cents ($.30) per share on the common shares of the Company, payable February 8, 1999, to common shareholders of record at the close of business on January 11, 1999. This represents an increase of over 7% or $.02 per share per quarter and indicates an annualized rate of $1.20 per share.

         Henry H. Harrell, Chairman of the Board and Chief Executive Officer of the Company, noted, "By increasing the dividend, Universal's Board has once again demonstrated its confidence in our business prospects. Earlier in the year, the Board approved a share repurchase program, which is well under way with about 75% of the announced program completed. We are proud of our record of to delivering value to our shareholders." Universal has raised its common dividend every year since 1971, a record of 28 consecutive increases.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion. For more information, visit Universal's web site at www.universalcorp.com.




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